Exhibit 10.01

19 June 2020

Dear Natalie,

We are delighted to offer you the position of Chief Financial Officer at NortonLifeLock Inc. (“NortonLifeLock” or “Company”), Mountain View, CA, reporting to Vincent Pilette. You are joining the leader in consumer cyber safety and a talented and passionate team dedicated to helping secure the devices, identities, online privacy, and home and family needs of our members, providing a trusted ally in the digital world. We do work that matters and we are confident you will find rewarding opportunities with us.

Start Date

Your first day of employment is anticipated to be July 8th, 2020, pending completion of your background verification and work authorizations. Any changes to your first day of employment should be in writing and approved by your manager and your recruiter.

Salary

Your starting annual base salary will be $475,000.00 USD, less applicable deductions and withholdings.

Executive Annual Incentive Plan

Based on your position, you will participate in the Executive Annual Incentive Plan, an incentive program that rewards achievement of NortonLifeLock’s financial objectives as well as your individual performance. At 100% of Company and individual performance, you will be eligible to receive an additional 80% of your annual base salary. Even though your hire date will occur after the beginning of the FY21 EAIP performance period, your bonus will not be prorated and will accrue as if you were employed at the beginning of FY21, although proration will occur upon a leave of absence. To receive the award, you must satisfy the requirement of the Executive Annual Incentive Plan. Details of the Plan will be available to you once you begin your employment.

Stock

Pending approval by the Company’s Board or Compensation Committee, you will be granted a one-time equity grant with a fair value of $4,250,000.00 USD. The grant will be comprised of a mix of 50% Restricted Stock Units (RSUs) and 50% Performance Based Restricted Stock Units (PRUs), which is pursuant to the terms and conditions to be approved for senior executives for fiscal 2021. We expect these awards will be made to you in August 2020. The number of shares to be granted will be calculated based on the average daily closing price of the Company’s common stock as reported on Nasdaq for the twenty (20) trading days ending on the last day of the month which precedes the month in which the grant is made. The RSU portion of the award will have a 3-year vesting schedule, with 50% of the shares vesting approximately 1 year from the grant date on a designated vest date (the “First RSU Vest Date”), 25% vesting approximately 2 years from grant date on a designated vest date and the remaining 25% vesting approximately 3 years from grant on a designated vest date. The PRU portion of the award will vest in full upon completion of the three-year performance period on March 31, 2023. Details regarding your RSU and PRU vesting schedules and other terms and conditions of the grants will be provided in the RSU and PRU Award Agreements, which you will receive at the time of the grant.

NortonLifeLock Inc. | 60 E Rio Salado Pkwy STE 1000, Tempe, AZ 85281 | NortonLifeLock.com

Benefits

You are eligible to participate in a wide variety of generous employee benefit plans, including the Company’s Stock Purchase Plan, matching 401(k) savings and investment plan, and health insurance, among many others. For information on your NortonLifeLock U.S. Benefits, please visit our www.nortonlifelock.com website. Choosing the right combination of benefits is an important personal decision. Use this site to learn your options and discuss your current and future needs with your family. After your start date, you can enroll in the benefits that best fit your life.

Confidential and Proprietary Information

Your offer of employment is conditioned upon your fully and truthfully completing the enclosed NortonLifeLock Inc. Confidentiality and Intellectual Property Agreement (CIPA). By signing the CIPA and accepting this offer, you represent and warrant to us that: 1) you are not subject to any terms or conditions that restrict or may restrict your ability to carry out your duties for NortonLifeLock; 2) you will not bring with you or use to perform your job any confidential or proprietary material of any former employer or any other party; 3) you will hold in confidence any confidential or proprietary information received as an employee of NortonLifeLock; (4) you will assign to NortonLifeLock any inventions that you make while employed by NortonLifeLock in accordance with the terms of the CIPA; and (5) you will abide by all terms of the CIPA.

Company Policies

As a NortonLifeLock employee, you will be subject to and are expected to adhere to and comply with all applicable Company policies, including but not limited to, our Code of Conduct. NortonLifeLock reserves the right to change these policies at any time in its sole discretion. If you have questions or concerns about these policies, please contact your recruiter.

Mutual Arbitration Agreement

NortonLifeLock values each of its employees and fosters good relations with, and among, all of its employees. It recognizes, however, that disagreements occasionally occur. NortonLifeLock believes that the resolution of such disagreements is best accomplished by internal dispute resolution and, where that fails, by external arbitration. For these reasons, NortonLifeLock has adopted a Mutual Arbitration Agreement, a copy of which is enclosed. As a condition of employment, please sign and return the Mutual Arbitration Agreement along with your acceptance of this employment offer.

Employment Status

This letter does not constitute a contract of employment for any specific period of time but creates an “employment at will” relationship. This means that you do not have a contract of employment for any particular duration. You are free to resign at any time for any reason. Similarly, NortonLifeLock is free to terminate your employment at any time for any reason. Any statements or representation to the contrary, or that contradict any provision of this letter, are superseded by this offer letter. Participation in any of the Company’s stock or benefit programs is not assurance of continued employment for any particular period of time. Any modification of this at-will provision must be in writing and signed by the Company CEO.

Work Authorization

Federal law requires that NortonLifeLock document an employee’s authorization to work in the United States. To comply, NortonLifeLock must have a completed Form I-9 for you on your first working day. You agree to provide NortonLifeLock with documentation required by the Form I-9 to confirm you are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, contact your recruiter.

NortonLifeLock Inc. | 60 E Rio Salado Pkwy STE 1000, Tempe, AZ 85281 | NortonLifeLock.com

Background Verification

This offer is subject to and contingent upon successful completion of a background check, which may include a credit check. You may also be subject to additional background verifications and re-checks during the course of your employment as determined by business needs and consistent with Company policy and applicable law. Failure to successfully complete these additional verifications or re-checks may result in reassignment, an opportunity to apply for alternative internal positions, or termination of your employment.

Please review this offer and confirm your acceptance by the end of business on June 26th, 2020 by signing in the space indicated below and emailing (scanning) to               . Please also sign and return any additional forms as described in this letter. Should you have any questions about this offer, do not hesitate to call me or the HR helpdesk at 1 .

Natalie, we are very pleased and excited to have you come and join the leadership team at NortonLifeLock, together we will achieve great things. We do important work at NortonLifeLock (NLOK)-We are dedicated to helping secure the devices, identities, online privacy, and home and family needs of nearly 50 million consumers, providing them with a trusted ally in a complex digital world. We look forward to you joining us to make a difference in the world.

Sincerely,

/s/ Kara Jordan

Kara Jordan

Head of People & Culture

I hereby accept the terms and conditions of the offer of employment stated in this letter.

6/22/2020

/s/ Natalie Derse
Natalie Derse	Date

NortonLifeLock Inc. | 60 E Rio Salado Pkwy STE 1000, Tempe, AZ 85281 | NortonLifeLock.com